Exhibit 99.1

News Release	Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, WI 53202 www.sensient.com

Contact:	Amy Agallar
(414) 347-3706

Sensient Technologies Corporation
Issues Clarification on 2019 Outlook

MILWAUKEE—May 1, 2019 — Earlier today, Sensient Technologies Corporation (NYSE: SXT) reported results for the first quarter of 2019 and reaffirmed local currency segment growth and earnings per share guidance for 2019.  As discussed during the Earnings Call this morning, the Company wishes to clarify the discussion of the headwinds impacting 2019 earnings per share.   The release earlier today could have been interpreted to imply that these headwinds would cause both consolidated operating income and earnings per share to decline 8% to 11% in comparison to prior year results.  As clarified on the Earnings Call, however, this guidance should be read to apply only to earnings per share and not to consolidated operating income.  See updated outlook statement below, which clarifies this point.

2019 OUTLOOK

The Company reaffirms its previously issued local currency segment growth and earnings per share guidance for 2019.

The Company previously described three headwinds that will impact the comparison of 2019 results relative to 2018 results for consolidated earnings per share.  The first headwind relates to higher Corporate expense as a result of higher non-cash stock-based compensation in 2019 compared to 2018, which is now anticipated to be approximately ten to twelve cents of diluted earnings per share for the full year.  The second headwind relates to a higher tax rate, which is still anticipated to be approximately 24 cents for the full year.  The third headwind relates to currency, which is still expected to reduce diluted earnings per share by approximately five cents for the full year.

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Sensient Technologies Corporation May 1, 2019	Page 2

These headwinds will cause reported earnings per share to decline 8% to 11% in comparison to 2018 reported diluted earnings per share of $3.70 and cause adjusted diluted earnings per share to be down 4% to 7% in comparison to 2018 adjusted diluted earnings per share of $3.55. Diluted earnings per share as reported in US dollars are expected to be down a further 1% to 2%, or about five cents per share below local currency earnings per share.

As a result of these headwinds, in 2019, the Company introduced the metric of Adjusted EBITDA(1) as a supplemental measure of the performance of the Company’s underlying business in 2019.  This metric represents EBITDA before non-cash stock-based compensation.  The Company’s local currency guidance for this metric is mid-single digit growth in 2019.

(1)
Adjusted EBITDA represents operating income before depreciation and amortization and non-cash stock-based compensation expense. See the previously issued “Reconciliation of Non–GAAP Amounts” in our first quarter earnings release for more information.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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